Exhibit 10(s)

CenterPoint Energy, Inc.
Summary of Senior Executive Officer Compensation

The following is a summary of compensation paid to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Executive Vice President - Natural Gas Distribution identified below (to whom we collectively refer as our “senior executive officers”) of CenterPoint Energy, Inc. (the “Company”). For additional information regarding the compensation of the senior executive officers, please read the definitive proxy statement relating to the Company’s 2021 annual meeting of shareholders to be filed pursuant to Regulation 14A.

Base Salary. The following table sets forth the annual base salary of the Company’s senior executive officers effective April 1, 2021:

Name and Position	Base Salary
David J. Lesar President and Chief Executive Officer	$1,450,000
Jason P. Wells Executive Vice President and Chief Financial Officer	$670,000
Kristie L. Colvin* Senior Vice President and Chief Accounting Officer	$390,000
Scott E. Doyle Executive Vice President - Natural Gas Distribution	$525,000
* In addition to her role as the Company’s Senior Vice President and Chief Accounting Officer, Ms. Colvin was appointed as Interim Executive Vice President and Chief Financial Officer of the Company, effective April 2, 2020. Concurrent with Mr. Wells’ appointment, Ms. Colvin stepped down from the role of Interim Executive Vice President and Chief Financial Officer.

Short Term Incentive Plan. Annual bonuses are paid to the Company’s senior executive officers pursuant to the Company’s short term incentive plan, which provides for cash bonuses based on the achievement of certain performance objectives approved in accordance with the terms of the plan at the commencement of the year. Information regarding awards to the Company’s senior executive officers under the short term incentive plan is provided in definitive proxy statements relating to the Company’s annual meeting of shareholders. In February 2021, the Compensation Committee of the Company approved the following:

•Mr. Lesar’s short-term incentive target was increased from 125% to 135%;
•No changes were made to Mr. Wells’ short-term incentive target of 75%;
•No changes were made to Ms. Colvin’s short-term incentive target of 55%; and
•Mr. Doyle’s short-term incentive target was increased from 65% to 70%.

Long Term Incentive Plan. Under the Company’s long term incentive plan, the Company’s senior executive officers may receive grants of (i) stock option awards, (ii) stock appreciation rights, (iii) stock awards, (iv) restricted stock unit awards, (v) cash awards and (vi) performance awards. The current forms of the applicable award agreements pursuant to the Company’s long term incentive plan are included as exhibits hereto. In February 2021, the Compensation Committee of the Company approved the following:

•Mr. Lesar’s long-term incentive target was increased from 520% to 560%;
•No changes were made to Mr. Wells’ long-term incentive target of 250%;
•No changes were made to Colvin’s long-term incentive target of 100%; and
•Mr. Doyle’s long-term incentive target was increased from 170% to 190%.